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                                                                  EXHIBIT 9(x)


                             THE ARCH FUND(R), INC.

                            SHAREHOLDER SERVICES PLAN
                      CONNING MONEY MARKET PORTFOLIO SHARES


         This Shareholder Services Plan (the "Plan") has been adopted by the Board of Directors of The ARCH Fund, Inc. (the "Fund") with respect to the Conning Money Market Portfolio (the "Portfolio").

         Section 1. Expenses. The Fund may incur expenses under the Plan in an amount not to exceed 0.75% annually of the Portfolio's average daily net assets.

         Section 2. Payments for Shareholder Liaison Services Covered by Plan.
         (a) The Fund may pay securities dealers, brokers, financial institutions or other industry professionals, such as investment advisers, accountants, and estate planning firms (each a "Service Organization") for Shareholder Liaison Services (as hereinafter defined) provided with respect to their customers' Shares in the Portfolio. Shareholder Liaison Services shall be provided pursuant to an agreement in substantially the form attached hereto ("Servicing Agreement").

         (b) Fees paid to a Service Organization under subsection (a) above may be paid at an annual rate of up to 0.25% of the average daily net assets attributable to the outstanding Shares of the Portfolio, which Shares are owned of record or beneficially by that Service Organization's customers for whom such Service Organization is the dealer of record or shareholder of record or with whom it has a servicing relationship. Such fees shall be calculated and accrued daily, paid monthly and computed in the manner set forth in the Servicing Agreement.

         (c) "Shareholder Liaison Services" means "personal service and/or the maintenance of shareholder accounts" within the meaning of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., such as responding to customers' inquiries and providing information on their investments.

         Section 3. Payments for Administrative Support Services Covered by Plan. (a)The Fund may also pay Service Organizations for Administrative Support Services (as hereinafter defined) provided with respect to their customers' Shares in the Portfolio. Administrative Support Services shall be provided pursuant to a Servicing Agreement. Any organization that receives fees under
Section 2 of this Plan may also receive fees pursuant to this Section 3.


         (b) Fees paid to a Service Organization under subsection (a) above may be paid at an annual rate of up to 0.50% of the average daily net assets attributable to the outstanding Shares of the Portfolio, which Shares are owned of record or beneficially by that Service Organization's customers for whom such Service Organization is the dealer of record or
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shareholder of record or with whom it has a servicing relationship. Such fees shall be calculated and accrued daily, paid monthly and computed in the manner set forth in the Servicing Agreement.

         (c) "Administrative Support Services" include but are not limited to:
(i) transfer agent and subtransfer agent services for beneficial owners of Shares of the Portfolio; (ii) aggregating and processing purchase and redemption orders; (iii) providing beneficial owners with statements showing their positions in Shares of the Portfolio; (iv) processing dividend payments;
(v) providing subaccounting services for Shares of the Portfolio held beneficially; (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners; and (vii) receiving, tabulating, and transmitting proxies executed by beneficial owners; provided, however, that such term does not include Shareholder Liaison Services.

         Section 4. Expenses Allocated. Amounts paid by the
Portfolio under the Plan must be for services rendered for or on behalf of the holders of the Portfolio's Shares.

         Section 5. Reports to Fund. So long as this Plan is in effect, the Fund's Administrator shall provide the Fund's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

         Section 6. Approval of Plan. This Plan will become effective with respect to the Portfolio on the date the public offering of Shares of the Portfolio commences upon the approval by a majority of the Board of Directors, including a majority of those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for purpose of voting on approval of the Plan.

         Section 7. Continuance of Plan. Unless sooner terminated in accordance with the terms hereof, this Plan shall continue until October 20, 1999, and thereafter for so long as its continuance is specifically approved at least annually by the Fund's Board of Directors in the manner described in section 6 hereof.

         Section 8. Amendments. This Plan may be amended at any time by the Board of Directors, provided that any material amendments of the terms of the Plan shall become effective only upon the approval set forth in section 6 hereof.

         Section 9. Termination. This Plan is terminable without penalty at any time by (a) a vote of a majority of the Board of Directors or (b) a vote by a majority of the outstanding shares of the Portfolio.

         Section 10. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Adopted: October 20, 1998


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                             THE ARCH FUND(R), INC.

                               SERVICING AGREEMENT
                                       to
                            SHAREHOLDER SERVICES PLAN
                       FOR CONNING MONEY MARKET PORTFOLIO


Ladies and Gentlemen:

We wish to enter into this Servicing Agreement with you concerning the provision of shareholder liaison and/or administrative support services to your customers who may from time to time be the record or beneficial owners of shares (such shares referred to herein as the "Shares") of the Conning Money Market Portfolio (the "Portfolio").

The terms and conditions of this Servicing Agreement are as follows:

Section 1. You agree to provide Shareholder Liaison Services to your customers ("Clients") who may from time to time own of record or beneficially Shares of the Portfolio. "Shareholder Liaison Services" means "personal service and/or the maintenance of shareholder accounts" within the meaning of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., such as responding to customers' inquiries and providing information on their investments.

Section 2. You agree to provide Administrative Support Services to Clients who may from time to time own of record or beneficially Shares of the Portfolio. "Administrative Support Services" include but are not limited to: (i) transfer agent and subtransfer agent services for beneficial owners of Shares of the Portfolio; (ii) aggregating and processing purchase and redemption orders;
(iii) providing beneficial owners with statements showing their positions in Shares of the Portfolio; (iv) processing dividend payments; (v) providing subaccounting services for Shares of the Portfolio held beneficially; (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners; and
(vii) receiving, tabulating, and transmitting proxies executed by beneficial owners; provided, however, that such term does not include Shareholder Liaison Services.

Section 3. You will provide such office space and equipment, telephone and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Clients.

Section 4. Neither you nor any of your officers, employees or agents is authorized to make any representations concerning us, the Portfolio, or its Shares except those contained in our then current prospectus for such Portfolio, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.
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Section 5. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. You will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained the licenses required by law. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

Section 6. In consideration of the services and facilities provided by you pursuant to Section 1 hereof, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of [.25%] of the average daily net asset value of Shares of the Portfolio owned of record or beneficially by Clients from time to time for whom you are the dealer of record or holder of record or with whom you have a servicing relationship. In consideration of the services provided by you pursuant to Section 2 hereof, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of [.50%] of the average daily net asset value of Shares of the Portfolio. Said fees will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 6, the average daily net asset value of Clients' Shares of the Portfolio will be computed in the manner specified in our then current Registration Statement in connection with the computation of the net asset value of the Portfolio's Shares for purposes of purchases and redemptions. The fee rates stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares of the Portfolio, including the sale of such Shares to you for the account of any Clients.

Section 7. You acknowledge that you will provide to our Board of Directors, at least quarterly, separate written reports of the amounts expended pursuant to this Agreement for Shareholder Liaison Services and for Administrative Support Services, respectively, and the purposes for which such expenditures were made. In connection with such reports, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of some or all of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

Section 9. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of Shares of the Portfolio; and (ii) the compensation payable to you hereunder, together with any other compensation you receive from Clients in connection with the investment of their assets in Shares of the Portfolio, will be disclosed to Clients, will be authorized by Clients and will not be excessive or unreasonable.

Section 10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will


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continue until October 20, 1999, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 13 hereof. This Agreement is terminable , without penalty, at any time by us (which termination may be by vote of a majority of our Disinterested Directors, as defined in
Section 13 hereof or by vote of the holders of a majority of the outstanding shares of the Portfolio) or by you upon notice to us. This Agreement will terminate in the event of its assignment, as defined in the Investment Company Act of 1940 (the "Act").

Section 11. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above.

Section 12. This Agreement will be construed in accordance with the laws of the State of Maryland without giving effect to principles of conflict of laws.

Section 13. This Agreement has been approved by vote of a majority of (1) our Board of Directors and (ii) those Directors who are not "interested persons (as defined in the Act) of us and have no direct or indirect financial interest in the operation of the Shareholder Services Plan adopted by us regarding the provision of shareholder liaison and/or administrative support services to the record or beneficial owners of shares of the Portfolio or in any agreements related thereto ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on such approval.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o BISYS Fund Services Ohio, Inc. 3435 Stelzer Road, Columbus, Ohio 43215.


Very truly yours,

THE ARCH FUND, INC.


By:___________________________________________
         Authorized Officer


Accepted and Agreed to:

______________________________________________
Name of Organization

By:___________________________________________
          Authorized Officer

Date:_________________________________________

______________________________________________
Taxpayer Identification Number


______________________________________________
Account Number


______________________________________________
Dealer Code


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